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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                               (Amendment No. 5)*


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                          RIGEL PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   766559108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 29, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 18 pages

CUSIP No. 766559108                                           Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & Footnote 1
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & Footnote 1
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 1------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                           Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners II, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A and Footnote 2
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A and Footnote 2
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 2------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 2:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                           Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & Footnote 3
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & Footnote 3
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 3------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 3:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                           Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Management Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & Footnote 4
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & Footnote 4
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 4------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 4:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                           Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero Partners, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & footnote 5
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & footnote 5
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 5------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 5:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                           Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Partners II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & Footnote 6
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & Footnote 6
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 6------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 6:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                           Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Management Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & footnote 7
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & footnote 7
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 7------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 7:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                           Page 9 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero BioPharma Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & footnote 8
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & footnote 8
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,210,601
------------------------Please see Attachment A and Footnote 8------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 8:    Includes  the  1,950,184  shares of Common  Stock and Warrants to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. These numbers reflect the 1:9 Reverse Stock Split that was effective 6/26/03.
               See Attachment A.

CUSIP No. 766559108                                          Page 10 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Farah Champsi
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               1,481,943
BENEFICIALLY            Please see Attachment A & footnote 9
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,481,943
                        Please see Attachment A & footnote 9
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,481,943
------------------------Please see Attachment A and Footnote 9------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.3%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 9:    Includes  the  1,256,249  shares of Common  Stock and Warrants to purchase 225,694 shares of Common Stock held by the funds affiliated with Alta Partners II. These numbers reflect the 1:9
               Reverse Stock Split that was effective 6/26/03. See Attachment A.

CUSIP No. 766559108                                          Page 11 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        2,779
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               2,210,601
BENEFICIALLY            Please see Attachment A & footnote 10
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,779
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,210,601
                        Please see Attachment A & footnote 10
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,213,380
------------------------Please see Attachment A and Footnote 10-----------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.8%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 10:   Includes  the  1,950,184  shares of  Common  Stock,  Warrants  to purchase 260,417 shares of Common Stock, and Stock Options for 2,779 shares of Common Stock. These numbers reflect the 1:9
               Reverse Stock Split that was effective 6/26/03. See Attachment A.

CUSIP No. 766559108                                          Page 12 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               728,658
BENEFICIALLY            Please see Attachment A & footnote 11
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        728,658
                        Please see Attachment A & footnote 11
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      728,658
------------------------Please see Attachment A and Footnote 11-----------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 11:   Includes  the  693,935  shares of Common  Stock and  Warrants  to purchase 34,723 shares of Common Stock held by the funds affiliated with Alta Partners. These numbers reflect the 1:9
               Reverse Stock Split that was effective 6/26/03. See Attachment A.

CUSIP No. 766559108                                          Page 13 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alix Marduel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               1,481,943
BENEFICIALLY            Please see Attachment A & footnote 12
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        1,481,943
                        Please see Attachment A & footnote 12
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,481,943
------------------------Please see Attachment A and Footnote 12-----------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.3%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 12:   Includes  the  1,256,249  shares of Common  Stock and Warrants to purchase 225,694 shares of Common Stock held by the funds affiliated with Alta Partners II. These numbers reflect the 1:9
               Reverse Stock Split that was effective 6/26/03. See Attachment A.

CUSIP No. 766559108                                          Page 14 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES               728,658
BENEFICIALLY            Please see Attachment A & footnote 13
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        728,658
                        Please see Attachment A & footnote 13
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      728,658
------------------------Please see Attachment A and Footnote 13-----------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.5%
--------------------------Please see Attachment A-------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 13:   Includes  the  693,935  shares of Common  Stock and  Warrants  to purchase 34,723 shares of Common Stock held by the funds affiliated with Alta Partners. These numbers reflect the 1:9
               Reverse Stock Split that was effective 6/26/03. See Attachment A.

Item 1.

(a)      Name of Issuer: Rigel Pharmaceuticals, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  1180 Veterans Boulevard
                  South San Francisco, CA 94080

Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta Partners II, Inc. ("AP II")
         Alta California Partners, L.P. ("ACP")
         Alta California  Management  Partners,  L.P.  ("ACMP")
         Alta Embarcadero Partners,  LLC ("AEP")
         Alta BioPharma Partners II, L.P. ("ABP II")
         Alta BioPharma Management Partners II, LLC ("ABMP II") Alta Embarcadero BioPharma Partners II, LLC ("AEBP II") Farah Champsi ("FC")
         Jean Deleage  ("JD")
         Garrett  Gruener  ("GG")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

 (b)     Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP               California
                           AP II            California
                           ACP              Delaware
                           ACMP             Delaware
                           AEP              California
                           ABP II           Delaware
                           ABMP II          Delaware
                           AEBP II          California

         Individuals:      FC               United States
                           JD               United States
                           GG               United States
                           AM               United States
                           GN               United States


(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: 766559108

Item 3.  Not applicable.

Item 4.  Ownership.
                             Please see Attachment A

             The numbers listed below reflect the 1:9 Reverse Stock Split effective June 26, 2003.
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                               AP        AP II         ACP         ACMP         AEP         ABP II       ABMP II
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         2,210,601   2,210,601   2,210,601    2,210,601    2,210,601    2,210,601     2,210,601
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        16.8%       16.8%        16.8%       16.8%        16.8%         16.8%        16.8%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      2,210,601   2,210,601   2,210,601    2,210,601   2,210,601     2,210,601    2,210,601
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-         -0-          -0-         -0-          -0-           -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             2,210,601   2,210,601   2,210,601    2,210,601   2,210,601     2,210,601    2,210,601
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                            AEBP II        FC          JD           GG           AM           GN
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         19,895,423  15,212,500  19,905,423   4,682,923    15,212,500    4,682,923
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of       16.5%       12.7%        16.5%        4.8%        12.7%         4.8%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-          -0-       10,000        -0-          -0-           -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      19,895,423  15,212,500  19,895,423   4,682,923    15,212,500    4,682,923
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-          -0-       10,000        -0-          -0-           -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             19,895,423  15,212,500  19,895,423   4,682,923    15,212,500    4,682,923
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------

                             Please see Attachment A



Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    July 2, 2003

ALTA PARTNERS                                                 ALTA CALIFORNIA PARTNERS, L.P.

                                                              By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                                     By:      /s/ Jean Deleage
         --------------------------------------                        --------------------------------------
         Jean Deleage, President                                       Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.                     ALTA EMBARCADERO PARTNERS, LLC


By:      /s/ Jean Deleage                                     By:      /s/ Jean Deleage
         --------------------------------------                        --------------------------------------
         Jean Deleage, General Partner                                 Jean Deleage, Member

ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
         --------------------------------------
         Jean Deleage, President

ALTA BIOPHARMA PARTNERS II, L.P.                              ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC

By:      /s/ Farah Champsi                                    By:      /s/ Farah Champsi
         --------------------------------------                        --------------------------------------
         Farah Champsi, Managing Director                              Farah Champsi, Member

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC

By:      /s/ Farah Champsi                                             /s/ Alix Marduel
         --------------------------------------                        --------------------------------------
         Farah Champsi, Manager                                        Alix Marduel

         /s/ Jean Deleage                                              /s/ Guy Nohra
         --------------------------------------                        --------------------------------------
         Jean Deleage                                                  Guy Nohra

         /s/ Garrett Gruener                                           /s/ Farah Champsi
         --------------------------------------                        --------------------------------------
         Garrett Gruener                                               Farah Champsi

                                   EXHIBIT A

                           AGREEMENT OF JOINT FILING

Date: July 2, 2003

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


ALTA PARTNERS                                                 ALTA CALIFORNIA PARTNERS, L.P.

                                                              By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                                     By:      /s/ Jean Deleage
         --------------------------------------                        --------------------------------------
         Jean Deleage, President                                       Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.                     ALTA EMBARCADERO PARTNERS, LLC


By:      /s/ Jean Deleage                                     By:      /s/ Jean Deleage
         --------------------------------------                        --------------------------------------
         Jean Deleage, General Partner                                 Jean Deleage, Member

ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
         --------------------------------------
         Jean Deleage, President

ALTA BIOPHARMA PARTNERS II, L.P.                              ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC

By:      /s/ Farah Champsi                                    By:      /s/ Farah Champsi
         --------------------------------------                        --------------------------------------
         Farah Champsi, Managing Director                              Farah Champsi, Member

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC

By:      /s/ Farah Champsi                                             /s/ Alix Marduel
         --------------------------------------                        --------------------------------------
         Farah Champsi, Manager                                        Alix Marduel

         /s/ Jean Deleage                                              /s/ Guy Nohra
         --------------------------------------                        --------------------------------------
         Jean Deleage                                                  Guy Nohra

         /s/ Garrett Gruener                                           /s/ Farah Champsi
         --------------------------------------                        --------------------------------------
         Garrett Gruener                                               Farah Champsi

                                  Attachment A

On June 26, 2003, the funds affiliated with Alta Partners and Alta Partners II, Inc. purchased 1,302,083 shares of Common Stock and Warrants to purchase of 260,417 shares of Common Stock, in accordance with the terms of the Rigel Pharmaceuticals, Inc. Common Stock and Warrant Purchase Agreement that was signed April 29, 2003. Effective June 26, 2003, there was a 1:9 Reverse Stock Split of Common Stock. The numbers of shares listed on this attachment reflect the reverse stock split.

Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. On June 26, 2003, Alta BioPharma Partners II, L.P. purchased 1,088,432 shares of Common Stock and Warrants to purchase 217,686 shares of Common Stock for an aggregate purchase price of $6,269,451.32, and Alta Embarcadero BioPharma Partners II, LLC purchased 40,040 shares of Common Stock and warrants to purchase 8,008 shares of Common Stock for the aggregate purchase price of $230,633.40. As of June 26, 2003, Alta BioPharma Partners II, L.P. beneficially owns 1,211,676 shares of Common Stock and warrants to purchase 217,686 shares of Common stock. Alta Embarcadero BioPharma Partners II, LLC beneficially owns 44,573 shares Common Stock and Warrants to purchase 8,008 shares of Common Stock. The managing directors of Alta BioPharma Partners II, L.P. and managers of Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners II, Inc. are managing directors of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), and managers of Alta Embarcadero BioPharma Partners II, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners, L.P. and Alta Embarcadero Partners, LLC. On June 26, 2003, Alta California Partners, L.P. purchased 169,733 shares of Common Stock and Warrants to purchase 33,947 shares of Common Stock for an aggregate purchase price of $977,675.08. Alta Embarcadero Partners, LLC purchased 3,878 shares of Common Stock and Warrants to purchase 776 shares of Common Stock for an aggregate purchase price of $22,338.28. As of June 26, 2003, Alta California Partners, L.P. beneficially owns 678,436 shares of Common Stock and Warrants to purchase 33,947 shares of Common Stock. Alta Embarcadero Partners, LLC beneficially owns 15,499 shares of Common Stock and Warrants to purchase 776 shares of Common Stock. The respective general partners and members of Alta California Partners L.P. and Alta Embarcadero Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain  principals  of Alta  Partners are general  partners of Alta  California
Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.), and members Alta Embarcadero Partners, LLC. As general partners and members of such funds, they may be deemed to share voting and investment powers over the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

On June 26, 2003, Mr. Jean Deleage, a director of Rigel Pharmaceuticals, Inc., was granted stock options to purchase 1,667 shares of Common Stock. In addition, he holds options for 556 shares of Common Stock granted on June 20, 2002 and options for 556 shares of Common Stock granted on July 19, 2001. The options vest 1/24th per month over a two-year period commencing on the date of grant. Mr. Deleage is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), a manager of Alta Embarcadero BioPharma Partners II, LLC, a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.), and a member of Alta Embarcadero Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,429,362 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P., the 52,581 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC, the 712,383 shares of Common Stock beneficially owned by Alta California Partners L.P. and the 16,275 shares of Common Stock beneficially owned by Alta Embarcadero Partners,

                                                     Page 1 of 2 of Attachment A

LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.. The numbers listed above reflect the 1:9 Reverse Stock Split that became effective June 26, 2003.

Ms. Farah Champsi is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,429,362 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 52,581 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein. The numbers listed above reflect the 1:9 Reverse Stock Split that became effective June 26, 2003.

Mr. Garrett Gruener is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 712,383 shares of Common Stock beneficially owned by Alta California Partners L.P. and 16,275 shares of Common stock beneficially owned by Alta Embarcadero Partners LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein. The numbers listed above reflect the 1:9 Reverse Stock Split that became effective June 26, 2003.

Dr. Alix Marduel is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,429,362 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 52,581 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein. The numbers listed above reflect the 1:9 Reverse Stock Split that became effective June 26, 2003.

Mr. Guy Nohra is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.). Thus he shares voting and dispositive powers over the 712,383 shares of Common Stock beneficially owned by Alta California Partners L.P. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein. The numbers listed above reflect the 1:9 Reverse Stock Split that became effective June 26, 2003.

Alta Partners and Alta Partners II, Inc. are venture capital firms that share an office in San Francisco. Alta Partners is California Corporation. Alta Partners II, Inc. is a California Corporation. Alta California Partners, L.P. is a Delaware Limited Partnership, Alta Embarcadero Partners, LLC is a California Limited Liability Company, Alta BioPharma Partners II, L.P. is a Delaware
Limited Partnership, and Alta Embarcadero BioPharma Partners II, LLC is a California Limited Liability Company.

                                                     Page 2 of 2 of Attachment A